Exhibit 2(e)

Dividend

Reinvestment

Plan

for Shareholders of

COMMON STOCK of

The Mexico Fund, Inc.

Dear Shareholder:

This brochure summarizes, in question and answer form, the details of the Dividend Reinvestment Plan (the “Plan”) established by The Mexico Fund, Inc. (the “Fund”). The Plan provides a convenient way to increase your holdings in the Fund by acquiring additional shares of the Fund’s common stock through the reinvestment of net investment income and capital gains distributions.

If you decide to participate in the Plan, American Stock Transfer and Trust Company (the “Plan Agent”) will automatically invest your dividends and capital gains distributions (net of any applicable withholding tax) in shares of the Fund for your account. You can expect to receive a confirmation statement with respect to the dividends paid and capital gains distributed.

This service is entirely voluntary and, subject to the terms of the Plan, you may join or withdraw at any time.

If your shares are held in the name of any brokerage firm, bank or other nominee, you should contact your nominee to see if it will participate in the Plan on your behalf. If you wish to participate in the Plan, but your brokerage firm, bank, or other nominee is unable to accommodate you, you should request your nominee to re-register your shares in your own name to permit you to participate in the Plan.

We invite you to review the Plan. We believe that the Plan offers you an excellent and convenient vehicle through which you can maintain your investment in the Mexican Stock Market by continuous reinvestment in The Mexico Fund, Inc.

Sincerely,

Juan Gallardo T.

Chairman of the Board

José Luis Gómez Pimienta

President

•	You will receive a detailed account statement from American Stock Transfer and Trust Company, your Plan Agent, showing total dividends and distributions, date of investment, shares acquired and price per share, and total shares of record held by you and by the Plan Agent for you. Your proxy will include shares purchased for you by the Plan Agent according to the Plan.

•	As long as you participate in the Plan, American Stock Transfer and Trust Company, as your Plan Agent, will hold the shares it has acquired for you in safekeeping, in non-certificated form. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.

How to Enroll

To enroll in the Dividend Reinvestment Plan, please review the Terms and Conditions in this brochure. Then all you need to do is:

•	Complete and sign the attached authorization card, and

•	Mail the card to American Stock Transfer and Trust Company.

To receive your dividends and capital gains distributions in shares of common stock of the Fund, the authorization must be received by the Plan Agent at least 10 business days before the record date for such distributions.

If your shares are held in nominee or “street name” through a broker, bank or other nominee who does not provide an automatic reinvestment service and you wish to receive dividends and capital gains distributions in shares of the Fund, you must notify such nominee and request that the change be made on your behalf or that your shares be re-registered in your own name.

How Does the Plan Work?

When the Fund pays a cash distribution, non-participants in the Plan will receive cash. If you choose to participate in the Plan, your entire dividends and capital gains distributions will be promptly invested for you, automatically increasing your holdings in the Fund. If the market price of shares on the valuation date is lower than the net asset value and if dividends and/or capital gains distributions are payable in cash, then you will receive shares purchased on the New York Stock Exchange or otherwise on the open market. If the market price is equal to or exceeds the net asset value before the Plan Agent has completed its purchases, shares will be acquired by the Plan Agent from the Fund, which will issue new shares at the market price. If the Fund declares a dividend and/or capital gains distribution payable in cash and the market price of shares on the valuation date equals or exceeds the net asset value, the Fund will issue new shares to you at the market price. If the Fund declares a dividend and/or capital gains distribution payable in cash or stock, at the election of the shareholder, or only in stock, all shareholders participate in such a distribution in accordance with its terms. The Plan is not applicable to such distributions. All reinvestments under the Plan are in full and fractional shares, carried to three decimal places. The Fund will not issue shares under the Plan at a price below net asset value.

Will my Entire Dividend be Reinvested?

As a registered shareholder in the Plan, the entire amount of your dividend or capital gains distributions will be reinvested in shares. For any balance that is not sufficient to purchase a full share, American Stock Transfer and Trust Company will credit your account with a fractional share interest computed to three decimal places. The fractional share interest is included in all subsequent distributions, and you have voting rights on all full and fractional shares acquired under the Plan.

Will I be Issued Stock Certificates for Each Transaction?

No. However, if a stock certificate is desired, it must be requested in writing. Certificates will be issued only for full shares.

Are Distributions that are Reinvested Subject to Income Taxes?

The automatic reinvestment of dividends and capital gains distributions will not relieve you of any income tax which may be payable on such dividends or distributions.

Generally, shareholders receiving shares under the Plan will be treated as having received a distribution equal to the amount payable to them in cash as a dividend had the shareholder not participated in the Plan.

Is There a Cost to Participate?

There is no charge to participants for reinvesting dividends or capital gains distributions. The Plan Agent’s fees for the handling of reinvestment of dividends and distributions will be paid by the Fund. There will be no brokerage charges with respect to shares issued directly by the Fund as a result of dividends or capital gains distributions payable in cash. Whenever shares are purchased on the New York Stock Exchange or otherwise on the open market, each participant will pay a pro rata portion of brokerage commissions. Brokerage charges for purchasing shares through the Plan are expected to be less than the usual brokerage charges for individual transactions, because the Plan Agent will purchase stock for all participants in blocks, resulting in lower commissions for each individual participant. Brokerage commissions will be deducted from amounts to be invested.

Once Enrolled in the Plan, How May I Withdraw from It?

You may withdraw from the Plan without penalty at any time by written notice to the Plan Agent not less than 10 days prior to any dividend record date.

Should you choose to withdraw any shares from the Plan or discontinue your participation in the Plan, you will receive a certificate or certificates for the appropriate number of full shares, along with a check in payment for any fractional share interest you may have. The payment for the fractional shares will be valued at the market price of the Fund’s shares on the date your termination is effective. In lieu of receiving a certificate, you may request the Plan Agent to sell part or all of your shares at market price and remit the proceeds to you, net of any brokerage commissions.

Whom Should I Contact for Additional Information?

If you hold shares in your own name, please address all notices, correspondence, questions, or other communications regarding the Plan to:

American Stock Transfer and Trust Company

Attention: Dividend Reinvestment Department

40 Wall Street

New York, NY 10005

If your shares are not held in your name, you should contact your broker, bank, or other nominee for more information and to determine if your nominee will participate in the Plan on your behalf.

The Mexico Fund, Inc. reserves the right to amend, supplement or terminate the Plan at any time but only by mailing to participants appropriate written notice at least 90 days prior to the effective date thereof, except when necessary or appropriate to comply with applicable laws or the rules or policies of the Securities and Exchange Commission or any other regulatory authority.

TERMS AND CONDITIONS OF

DIVIDEND REINVESTMENT PLAN

1. American Stock Transfer and Trust Company (the “Plan Agent”) will act as Plan Agent and will open an account for a participating shareholder (“participant”) under the Dividend Reinvestment Plan (the “Plan”) in the same name as that in which his or her present shares are registered and put the Plan into effect as of the first record date for an income dividend or capital gains distribution after the Plan Agent receives the authorization duly executed by such participant.

2. (a) Whenever the Fund declares a capital gain distribution or an income dividend payable in cash, plan participants will receive the capital gain distribution or dividend in the manner described in clauses (b) and (c) of this paragraph 2 as determined on the date the capital gain distribution or dividend becomes payable or such other date as may be specified by the Board (the “valuation date”). The Plan Agent will apply all cash received as a dividend or capital gain distribution to purchase shares of common stock in the open-market or from the Fund as soon as practicable after the payment date of the dividend or capital gain distribution, but in no event later than 30 days after such date, except where necessary to comply with applicable provisions of the federal securities law (the “purchase period”).

(b) If the market price of the Fund’s common stock is equal to or exceeds the net asset value per share on the valuation date for the purpose of determining the number of shares equivalent to the cash dividend or capital gain distribution, participants will be issued shares of common stock valued at the then current market price. Participants will receive their capital gain distribution or dividend entirely in shares of common stock, and the Plan Agent shall automatically receive the shares of common stock, including fractions, for all participants’ accounts.

(c) If the net asset value per share of the Fund’s common stock on the valuation date exceeds the market price of the common stock at such time, the Plan Agent will, as purchasing agent for the participants, buy shares of common stock in the open market, on the New York Stock Exchange (the “NYSE”) or elsewhere, for each participant’s account during the purchase period described below. If, before the Plan Agent has completed its purchases, the market price is equal to or exceeds the net asset value per share as last determined, the Plan Agent shall suspend making open-market purchases and shall invest the balance available in newly issued shares valued at the then current market value. In any case in which the Plan Agent is unable to invest the full dividend amount in open- market purchases during the purchase period, the Plan Agent will invest the balance available in newly issued shares of common stock valued at the greater of the net asset value per share or of the current market value as determined on the last business day during the purchase period.

3. Whenever the Fund declares a capital gain distribution or an income dividend payable in cash or stock, at the election of the shareholder, or in stock only, all shareholders not electing for cash will receive the capital gain distribution or dividend in newly issued shares of common stock on identical terms and conditions as established by the Fund’s Board of Directors, and the terms of this Plan shall not apply to such a distribution.

4. For all purposes of the Plan: (a) the market price of the Fund’s common stock on a particular date shall be the last sale price on the NYSE at the close of business on that date, or if there is no sale on the NYSE on such date, then the mean between the closing bid and asked quotations for such stock on such Exchange on such date; and (b) net asset value per share of the Fund’s common stock on a particular date shall be as determined by or on behalf of the Fund.

5. Open-market purchases provided for above may be made on any securities exchange where the Fund’s common stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Participant funds held by the Plan Agent uninvested will not bear interest, and it is understood that, in any event, the Plan Agent shall have no liability in connection with any inability to purchase shares within 30 days after the payable date for any dividend or distribution, as herein provided, or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the common stock of the Fund acquired for participant accounts. For the purposes of purchases in the open market the Plan Agent may aggregate purchases with those of other participants, and the average price (including brokerage commissions) of all shares purchased by the Plan Agent shall be the price per share allocable to all participants.

6. The Plan Agent will hold shares acquired pursuant to this Plan, together with the shares of other participants acquired pursuant to this Plan, in noncertificated form in the Plan Agent’s name or that of its nominee. The Plan Agent will forward to participants any proxy solicitation material and will vote any shares so held for participants only in accordance with the proxies returned by the participants to the Fund. Upon any participant’s written request, the Plan Agent will deliver to him or her, without charge, a certificate or certificates for the full shares held by the Plan Agent on his or her behalf.

7. The Plan Agent will confirm to each participant acquisitions made for its account as soon as practicable but not later than 60 days after the date thereof. Although participants may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for fractional shares will be issued. However, dividends and distributions on fractional shares will be credited to participant accounts. In the event of termination of an account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market price of the Fund’s shares at the time of termination.

8. Any stock dividends or split shares distributed by the Fund on shares held by the Plan Agent for participants will be credited to participants’ accounts. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the Plan Agent will sell such rights and apply the proceeds of the sale to the purchase of additional shares for the account of the participants.

9. The Plan Agent’s service fee for handling capital gain distributions or income dividends will be paid by the Fund. Participants will be charged a pro rata share of brokerage commissions on all open market purchases.

10. Participants may terminate their participation under the Plan by notifying the Plan Agent in writing. Such termination will be effective immediately if notice is received by the Plan Agent not less than ten days prior to any dividend or distribution record date; otherwise, such termination will be effective after the investment of any current dividend or distribution. The Plan may be terminated by the Plan Agent or the Fund upon 90 days’ notice in writing mailed to participants. Upon any termination, the Plan Agent will cause a certificate or certificates for the appropriate number of full shares held for participants and a cash adjustment for any fractional share (valued at the market price of the shares at the time of termination) to be delivered to participants, plus brokerage commissions. If a participant elects by notice to the Plan Agent in writing in advance of such termination to have the Plan Agent sell part or all of his or her shares and remit the proceeds to him or her, the Plan Agent is authorized to deduct a brokerage commission for this transaction from the proceeds. If a participant disposes of all shares registered in his or her name on the books of the Fund, the Plan Agent may, at its option, terminate the participant’s account or determine from the participant whether he or she wishes to continue his or her participation in the Plan. However, if a participant’s shares are held in nominee or “street name” through a broker, bank or other nominee, the participant must notify the nominee if he or she wishes to terminate his or her account as established under the Plan.

11. These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but only by mailing to participants appropriate written notice at least 90 days prior to the effective date thereof, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority. The amendment or supplement shall be deemed to be accepted by participants unless prior to the effective date thereof, the Plan Agent receives written notice of termination of a participant account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of an agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for a participant’s account, all dividends and distributions payable on common stock of the Fund held in a participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12. The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limit to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but shall assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Agent’s negligence, bad faith or willful misconduct of it or its employees.

13. The participant shall have no right to draw checks or drafts against his or her account or to give instructions to the Plan Agent in respect to any shares or cash held therein except as expressly provided herein.

14. Any notice, instruction, request or election which by any provision of the Plan is required or permitted to be given or made by the participant to the Plan Agent shall be in writing addressed to the American Stock Transfer and Trust Company, Attention: Dividend Reinvestment Department, 40 Wall Street, New York, NY 10005 or such other addresses as the Plan Agent shall furnish to the participant and shall have been deemed to be given or made when received by the Plan Agent.

15. The participant agrees to notify the Plan Agent promptly in writing of any change of address. Any notice or other communication which by any provision of the Plan is required to be given by the Plan Agent to the participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the participant at his or her address as it shall last appear on the Plan Agent’s records.

16. This Agreement and the account established hereunder for the participant shall be governed and construed in accordance with the laws of the State of New York and the rules and regulations of the Securities and Exchange Commission as they may be changed or amended from time to time.

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